Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS FIRST QUARTER RESULTS

BOHEMIA, N.Y. — January 28, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal first quarter ended December 31, 2007.

For the fiscal first quarter ended December 31, 2007, net sales were $511 million compared to $506 million for the fiscal first quarter ended December 31, 2006, an increase of $5 million or 1%.

Net income for the fiscal first quarter ended December 31, 2007 was $46 million, or $0.67 per diluted share, compared to $51 million, or $0.73 per diluted share, for the fiscal first quarter ended December 31, 2006. This reflects the decrease in earnings in the Direct Response/E-Commerce division.

Adjusted EBITDA for the fiscal first quarter of 2008 was $87 million.  At December 31, 2007, NBTY had total assets of $1.6 billion and working capital of $603 million, of which $236 million consisted of cash and short-term investments.  The Company is committed to using its cash and leverage to increase shareholder value through opportunistic acquisitions and stock repurchases.

In October 2007, NBTY purchased in open market transactions 296 thousand shares of its common stock for approximately $11 million dollars.  These shares were purchased under an existing publicly announced authorization.  NBTY anticipates continuing such purchases on an opportunistic basis.  Based on market conditions, these repurchases may be greater than historical repurchases.

OPERATIONS FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31, 2007

Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Solgar, Osteo Bi-Flex, Rexall, Ester-C and other brands, increased $12 million or 5% to $259 million from $247 million for the prior like quarter.  Gross profit for the Wholesale operation increased to 44%, compared with 40% for the prior like quarter, reflecting greater efficiencies in supply chain management.  The Company is currently experiencing higher purchase prices of certain raw materials. It is anticipated that a portion of these cost increases will be reflected in the prices of the Company’s products.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division increased $1 million, or 2% to $56 million for the fiscal first quarter ended December 31, 2007 compared with $55 million for the prior like quarter.  While Adjusted EBITDA was positive, this division operated at an approximate $1 million loss.

Same store sales for North American Retail increased 6% for the fiscal first quarter of 2008.  The North American Retail division continues to focus on rationalizing SKU’s, enhancing visual merchandising and increasing customer traffic.  During the fiscal first quarter of 2008, the North American Retail division closed 5 under-performing stores and added 2 new stores. At the end of the fiscal first quarter, the North American Retail division operated a total of 534 stores consisting of 454 Vitamin World stores in the United States and 80 LeNaturiste stores in Canada.  During the remainder of fiscal 2008, Vitamin World anticipates closing approximately 18 under-performing stores and opening approximately 10 stores.

European Retail net sales for the fiscal first quarter of 2008 increased $6 million, or 4% to $159 million from $153 million for the prior like period.  European Retail division same store sales in local currency decreased 4%.  The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment. The European Retail division consists of 514 Holland & Barrett and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 70 DeTuinen stores in the Netherlands for a total of 634 stores.  During the fiscal first quarter of 2008 the European Retail division opened 8 stores.

Net sales from Direct Response/E-Commerce operations for the fiscal first quarter of 2008 decreased $14 million, or 28% to $37 million from $52 million for the fiscal first quarter of 2007.  This division varies its promotional strategy throughout the fiscal year.  In the fiscal first quarter 2007, Direct Response utilized a highly promotional priced catalog which was not offered in the currently reported quarter.  Therefore, in this less promotional quarter, Direct Response realized lower results.  Direct Response’s historical results reflect this pattern and should therefore be viewed on an annual and not quarterly basis.

The Direct Response operations include catalog and online internet sales.  This Division’s strategic plan is to increase internet sales by continuing to incorporate new technologies.  For this fiscal first quarter online sales increased to 40% of total Direct Response/E-Commerce sales compared to 36% for the fiscal first quarter of 2007.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “NBTY maintained its leadership position.  We are confident that the initiatives we instituted in our direct response business will be the cornerstone for generating positive results.  We continue to enhance our position as the global leader in the nutritional supplement industry and take steps to best respond to cyclical changes in industry segments and garner greater market share.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET—Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended December 31,
(In thousands, except per share amounts)	2007	2006

Net sales	$510,858	$506,237

Costs and expenses:
Cost of sales	240,331	247,047
Advertising, promotion and catalog	34,169	26,763
Selling, general and administrative	168,123	151,939
	442,623	425,749

Income from operations	68,235	80,488

Other income (expense):
Interest	(3,862)	(5,063)
Miscellaneous, net	4,887	1,339
	1,025	(3,724)

Income before provision for income taxes	69,260	76,764

Provision for income taxes	23,438	25,908
Net income	$45,822	$50,856

Net income per share:
Basic	$0.68	$0.76
Diluted	$0.67	$0.73

Weighted average common shares outstanding:
Basic	66,903	67,213
Diluted	68,786	69,331

SALES (Unaudited)

	Three months ended December 31,

(In thousands)	2007	2006	Percentage Change

Wholesale / US Nutrition	$258,935	$246,728	5%

North American Retail	56,182	54,973	2%

European Retail	158,597	152,966	4%

Direct Response / E-Commerce	37,144	51,570	-28%

Total	$510,858	$506,237	1%

GROSS PROFIT PERCENTAGES (Unaudited)

	Three months ended December 31,
	2007	2006	Increase -Decrease

Wholesale / US Nutrition	44%	40%	4%

North American Retail	59%	60%	-1%

European Retail	63%	63%	0%

Direct Response / E-Commerce	63%	62%	1%

Total	53%	51%	2%

ADJUSTED EBITDA**
Reconciliation of GAAP Measures to Non-GAAP Measures
(Unaudited)

	Three months ended December 31,
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$53,981	$2,694	$—	$—	$56,675

North American Retail	(864)	850		350	336

European Retail	35,067	3,063			38,130

Direct Response / E-Commerce	7,123	1,366			8,489

Segment Results	95,307	7,973	—	350	103,630

Corporate / Manufacturing	(26,047)	5,959	3,862	—	(16,226)

Total	$69,260	$13,932	$3,862	$350	$87,404

	Three months ended December 31,, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$49,589	$2,789	$—	$—	$52,378

North American Retail	1,087	1,137	—	353	2,577

European Retail	38,824	2,828	—	—	41,652

Direct Response / E-Commerce	15,593	1,265	—	—	16,858

Segment Results	105,093	8,019	—	353	113,465

Corporate / Manufacturing	(28,329)	6,212	5,063	—	(17,054)

Total	$76,764	$14,231	$5,063	$353	$96,411

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

(Dollars and shares in thousands, except per share amounts)	December 31, 2007	September 30, 2007

Current assets:
Cash and cash equivalents	$98,941	$92,902
Investments	137,301	121,382
Accounts receivable, net	111,226	98,454
Inventories	390,321	384,990
Deferred income taxes	21,856	21,441
Prepaid expenses and other current assets	52,825	54,460

Total current assets	812,470	773,629

Property, plant and equipment, net	323,193	323,154
Goodwill	248,614	251,753
Intangible assets, net	159,045	157,548
Other assets	29,386	28,851

Total assets	$1,572,708	$1,534,935

Current liabilities:
Current portion of long-term debt	$1,008	$989
Accounts payable	72,931	71,852
Accrued expenses and other current liabilities	135,658	125,533
Total current liabilities	209,597	198,374

Long-term debt, net of current portion	209,400	210,106
Deferred income taxes	58,272	61,788
Other liabilities	11,586	8,697
Total liabilities	488,855	478,965

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares;
issued and outstanding 66,822 shares at
December 31, 2007 and 67,118 shares at September 30, 2007	535	537
Capital in excess of par	142,864	143,244
Retained earnings	897,516	864,852
Accumulated other comprehensive income	42,938	47,337
Total stockholders’ equity	1,083,853	1,055,970

Total liabilities and stockholders’ equity	$1,572,708	$1,534,935

NBTY, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the three months ended December 31,
(In thousands)	2007	2006

Cash flows from operating activities:
Net income	$45,822	$50,856
Adjustments to reconcile net income to
cash and cash equivalents provided by operating activities:
Impairments and disposals of property, plant and equipment	462	392
Depreciation and amortization	13,932	14,231
Foreign currency transaction (gain) loss	(1,299)	318
Amortization and write-off of deferred charges	152	1,303
Amortization of bond discount	34	31
Allowance for doubtful accounts	(229)	(135)
Inventory reserves	1,061	2,292
Deferred income taxes	449	3,886
Excess income tax benefit from exercise of stock options	(88)	(20)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,789)	(2,516)
Inventories	(7,784)	(5,087)
Prepaid expenses and other current assets	1,275	4,443
Other assets	(490)	(163)
Accounts payable	687	2,834
Accrued expenses and other liabilities	7,842	10,241
Net cash provided by operating activities	50,037	82,906

Cash flows from investing activities:
Purchase of property, plant and equipment	(9,814)	(6,212)
Purchase of available-for-sale investments	(55,148)	(214,718)
Proceeds from sale of available-for-sale investments	39,272	154,844
Cash paid for acquisitions, net of cash acquired	(5,072)	(38,219)
Cash collateral securing loan	—	(18,360)
Net cash used in investing activities	(30,762)	(122,665)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(239)	(196)
Payments for financing fees	—	(1,649)
Excess income tax benefit from exercise of stock options	88	20
Proceeds from stock options exercised	—	12
Purchase of treasury stock (subsequently retired)	(10,603)	—
Net cash used in financing activities	(10,754)	(1,813)

Effect of exchange rate changes on cash and cash equivalents	(2,482)	1,763

Net increase (decrease) in cash and cash equivalents	6,039	(39,809)

Cash and cash equivalents at beginning of the period	92,902	89,805

Cash and cash equivalents at end of the period	$98,941	$49,996